Exhibit 15.2

CONSENT OF QUALIFIED PERSON

I, Francisco Barrera, in connection with the annual report on Form 20-F for the year ended June 30, 2023 and any amendments or supplements and/or exhibits thereto (collectively, the “Form 20-F”), consent to:

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the filing and use of the technical report summary titled “Technical Report Summary – Minera Escondida Limitada” (the “Technical Report Summary”), with an effective date of June 30, 2022, as an exhibit to and referenced in the Form 20-F;

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the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 20-F and the Technical Report Summary;

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any extracts from, or summaries of, the Technical Report Summary in the Form 20-F and the use of information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Form 20-F; and

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the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-227431, 333-100496, 333-141531 and 333-160636) and Registration Statement on Form F-3 (No. 333-269898) of the above items as included in the Form 20-F.

I am responsible for authoring, and this consent pertains to, the particular sections identified in the Technical Report Summary as having been prepared by me and the corresponding sections of the Executive Summary.

Date: July 20, 2023

/s/ Francisco Barrera
Name:	Francisco Barrera, MAusIMM
Title:	Superintendent Long Term Planning
Minera Escondida Limitada